UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2017

Sagoon Inc.

(Exact name of registrant as specified in its charter)

Commission File No. 24R-00084

Delaware	20-5886599

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1980 Teasel Ct. Woodbridge, VA	22192

(Address of principal executive offices)	(Zip Code)

703-762-6560

Registrant’s telephone number, including area code

Class C Common Stock

(Title of each class of securities issued pursuant to Regulation A)

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TABLE OF CONTENTS

BUSINESS	- 1 -

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	- 4 -

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES	- 6 -

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	- 9 -

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	- 10 -

OTHER INFORMATION	- 10 -

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDING DECEMBER 31, 2017 AND DECEMBER 31, 2016	- 11 -

In this Annual Report, the term “Sagoon,” “we,” “us,” “our,” or “the Company” refers to Sagoon Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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Item 1. Business

Overview

Sagoon Inc. is a social commerce platform whose goal is to define the global standard for social media with its social path: CONNECT – SHARE – EARN.

Sagoon’s mission is to change the way people use and interact on social media today. Sagoon plans to be a pioneer in monetizing social media, enabling users to earn financial rewards while connecting with others and sharing personal experiences.

We call Sagoon a “social movement” – CONNECT – SHARE – EARN

CONNECT: Sagoon wants people to go beyond simply connecting and instead to build meaningful and productive relationships.

SHARE: Sagoon’s aim is to enrich the quality of interactions with close friends and loved ones. Users can share secrets, multimedia, and personal information.

EARN: Sagoon wants to share its earnings with its users. Users spending time with Sagoon should learn, enjoy, and eventually earn cash rewards. We think that Sagoon’s most exciting feature will eventually be its ability to provide monetary rewards to users for the time they spent on this social network.

While Sagoon has not yet generated any revenues and there can be no assurance that we will generate revenues in the future, Sagoon has been used by 2,000,000 people across the globe and collectively they have invited millions people to join the platform (these people are on our waiting list). The largest number of our users is in India, followed by Nepal and the United States. Sagoon’s strategy is based on years of experience, which we believe will help us to gain more users internationally.

Supported by popular news and media in Nepal and India, we have received extensive media coverage. We currently have approximately 45 full-time and part-time employees based in the United States, India and Nepal. The Company’s operations and finance are managed in the United States, technical development is done in India and marketing is carried out from Nepal.

The Problem We Solve

Despite a multitude of social media sites, we believe there is no platform that builds true connections. And there is no social media site that allows its users to monetize their time on the site.

We have found most of today’s social networks were built around a time-consuming networking concept. This is no longer a novel idea and, in fact, makes millions of lives unnecessarily complicated. All too often, we see our “friends” on social media appearing to enjoy an expensive and exciting lifestyle. In the end, this doesn’t usually provide a solution to our needs; instead, it creates envy and social isolation.

As a result, many people are searching for new ways to engage with real friends and create more meaningful relationships, while spending their time productively. Sagoon aims to change the way people use and interact on social media, with an online shopping and gifting feature.

Features include:

•	Value Sharing
•	Mood Talk
•	Private Messaging
•	Scheduling
•	Social Shopping/Gifting

At present, Sagoon is used by people of all ages. The primary product allows for the building of social connections and the sharing of secret messages, both publicly and privately. Additionally, it provides for the organization of daily tasks and schedules and the ability to “chat” seamlessly through MoodTalk. The current features available on desktops and Android app include: MyDay, Secret Sharing, and Mood Talk. These current features are also available on mobile web (browser).

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Sagoon Features Currently Available

My Day – this feature has a top section that highlights your current location whenever you log into Sagoon; local time and weather reports help travelers to plan their day, wherever they may be.

•	Share Schedule – a tool for scheduling meetings and creating timetables; this can be shared with coworkers and family members so that your spouse, for example, can know where you are without wasting time or money texting or phoning.
•	Share To-Do List – an online tool to help track your projects, tasks and chores – again this can be shared with partners, family members, etc.
•	Send Reminder – a useful online tool for those of us who tend to forget tasks or appointments.

Secret – a messaging service with a 220-character limit. Users can post messages as ‘Open Secrets,” allowing all contacts to view, like or dislike, or post secretly with a private message that will vanish after it has been read.

MoodTalk – an online “chat” tool that helps you to communicate using “moods” (happy, sad, sick, awesome, etc.), letting your moods do the talking while you chat. Chats also vanish automatically after 24 hours.

Social Smart Card

The Social Smart Card is a digital card for all the shopping and gifting needs of users. We intend to launch this product by the end of 2018 or early 2019. It will allow Sagoon users to earn money while shopping, redeeming coupons and gifting their loved ones.

How will it work?

•	A Payment Gateway (merchant account) will be built directly on the Sagoon platform for merchants.
•	Sagoon partners with vendors to offer gift card and coupons.
•	The Company will integrate partners’ product APIs into the Social Smart Card, which would permit us to call data from our partners’ product interface and integrate that information onto our site. Potential partners that we intend to approach include companies such as Target and Sears, as well as India-based online and offline retail stores.
•	Every Sagoon user will receive a Sagoon Social Smart Card free when they create a Sagoon profile.
•	Sagoon users could use the Social Smart Card to buy from partners and send gifts to loved ones; they could also shop and redeem the amounts on their card online or on retail stores.

In November 2014, Sagoon launched the Social Smart Card as a pilot program to test the potential market. During the pilot program, this feature was tested by over 90,000 users and attracted significant interest.

Why We Believe Sagoon is a Game Changer

 It’s simple: revenue sharing. We believe that Sagoon’s platform will be a pioneer in its field with the innovative idea that users can make social connections while also sharing personal stories and earning money. Once launched, users will receive an online “Social Smart Card” that allows them to redeem coupons, give gifts, and also earn financial rewards.. The Social Smart Card – which we anticipate we will launch by the end of 2018 or early 2019 – will allow every user to earn a percentage of Sagoon’s revenue.

Finding All Things in One Place

Sagoon combines the best features of other social media sites and apps: sharing multimedia, chatting, private messaging, shopping, and daily scheduling, all in one place..

Globally, people spend between two and six hours a day on social media, checking their Facebook and Twitter accounts an average of once an hour. With Sagoon, this time will not be wasted but will potentially bring users financial rewards.

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Even with the relatively limited resources of a startup, we believe that Sagoon has already defied expectations – with more than 2,000,000 users, sharing of more than four million messages.

The Market We Are Focused on

Our targeted market will encompass the world’s 2.8 billion social media users. Additionally, U.S. gift card spending hit $130 billion in sales in 2015, an increase of more than 6% over 2014, although close to $1 billion went unused. Total gift card volume is projected to reach $160 billion by 2018 according to CEB TowerGroup.

Technology

Sagoon’s technology eliminates many barriers that exist in traditional methods of computing and therefore makes its process faster and less expensive. Sagoon was developed based on the latest technology and plans to use semantic technology and Natural Language Process, Machine Learning, Artificial Intelligent and Blockchain methods in future. We believe utilizing the aforementioned technology will result in significant savings in energy costs and data security.

Key People

Govinda Giri, founder of Sagoon Inc., has more than 15 years of experience in Information Technology Enterprise Solutions, working with both the U.S. government and with private companies. Giri runs the Company and as “chief architect” at Sagoon  builds products and core technology.

Swati Dayal, co-founder, has more than eight years of experience working in the web and mobile space, and carries out the day-to-day work of Sagoon India, a private limited Company wholly owned by Sagoon Inc.

In addition, Sagoon currently employs a key management team and approximately 45 full time employees, in India, US and Nepal.

The management team continues to hire software developers and engineers and management to scale the business as needed.

Update Since the Since the Regulation A Offering

In July 2017 the Company commenced a Regulation A Offering (the “Offering”). The Offering consists of Class C Common Stock. Since the Offering, Sagoon has taken numerous steps to further its social media footprint. In January 2018 Sagoon launched the Android App. We continue to develop our platform to support our growing user base. We intend to launch iOS app in the coming months.

Market

Recently, many issues relating to data security and users privacy has been raised in our industry. Currently, we are taking the necessary steps with our research and development teams to utilize blockchain technology to solve the growing problem of data security.

Marketing and Advertising

At this time, our marketing efforts are minimal due to budgetary constraints. Currently, we reach out to potential users through social media campaigns, published news articles and content marketing.

Sagoon intends to accept advertising by 2019. The Company believes that this creates a spin cycle of positive outcomes: advertising attracts more users; an increased number of users attracts more advertising; and more advertising produces more revenue that is then shared by users.

Property

During December 2016, the Company entered into a non-cancelable operating lease agreement to lease office space in India. The Company received the first 5 months free, thus, accrued rent of $19,565 and $3,059 is recorded as of December 31, 2017 and 2016, respectively. Future annual minimum payments for the non-cancellable lease as of December 31, 2017 are as follows: $85,094 for the year ended December 31, 2018 and $81,363 for the year ended December 31, 2019.

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Item 2.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Sagoon Inc. was formed December 29, 2006, as a Delaware Corporation, for the general purpose of owning and operating the Sagoon website. Sagoon has not generated any revenues.

Results of Operations: Years Ended December 31, 2017 and 2016

Revenue: For the years ended December 31, 2017 and 2016 we generated no revenue. We anticipate that we will eventually generate revenue through advertising and commissions from selling gift cards and coupons.

Operating Expenses: Operating expenses for the years ended December 31, 2017 and 2016 were $1,843,736 $539,095 respectively, a 242% increase year-over-year. The overall increase was primarily due to the ramping up of our operations. These efforts resulted in increased costs related to outsourced project development, salaries and wages, travel to and from India, web hosting and other related costs, advertising, etc. Research and development costs increased 169% to $616,338, general and administrative expenses increased 205% to $826,566 and sales and marketing increased 897% to $391,832.

Other Expense: Other expense for the years ended December 31, 2017 and 2016 was $2,714,118 and $85,429 and respectively, a 3,077% increase year-over-year. The overall increase was due to a loss on extinguishment of a note payable and related interest expense.

Net Loss: As a result of the foregoing, net loss for the years ended December 31, 2017 and 2016 was $4,548,854 and $624,524 respectively.

Liquidity and Capital Resources

We had net cash of $ 312,112 and $295,383 at December 31, 2017 and 2016, respectively.

During the years ended December 31, 2017 and 2016, we used cash flows in operations in the amounts of $1,666,083 and $480,866, respectively.

Cash used in investing activities during the years ended December 31, 2017 and 2016, was ($1,770) and $0, respectively. To date investing activities have been minimal and have consisted with the purchase of property and equipment used in our operations.

Cash provided by financing activities during the years ended December 31, 2017 and 2016 was $1,694,579 and $746,728, respectively. Since inception, the Company has been dependent upon the sale of common stock, proceeds from notes payable and short term advances from related parties.

Since inception the Company's Chief Executive Officer and various shareholders have funded operations through loans and personal loans received and the proceeds being remitted to the Company. As of December 31, 2017 and 2016, principal amounts due to the Chief Executive Officer and shareholders under these loans were $259,797 and $408,279, respectively. The Company’s total liabilities at December 31, 2017 were $993,174.

Plan of Operations

Our plan of operations over the next twelve months consists of the following:

PRODUCT DEVELOPMENT AND SUPPORT

•	Continue development of the platform and rollout of our desktop and mobile apps.
•	Update and improve current services: My Day, Secret Message and MoodTalk for web and mobile apps.
•	Launch It’s Me - a professional and personal page.
•	Develop Social Smart Card - a shopping and gifting card.

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PRODUCT INFRASTRUCTURE AND PROPRIETARY TECHNOLOGY

•	Develop robust technology infrastructure to support millions of users engaging and communicating through web desktop and mobile apps.
•	Develop a robust and a scalable mobile application infrastructure to support multiple vendors’ mobile devices.
•	Develop and integrate big data structure and algorithm to support user data and communication, shopping and gifting and monetization system.

BUSINESS DEVELOPMENT, MARKETING AND OFFICE EXPANSION

•	Expand the office space in New Delhi, India and Northern Virginia, U.S.
•	Develop partnership with retail vendors and sell channels to implement “Social Smart Card” in India and US.
•	Run events for product launch, branding and tradeshow.

We anticipate we may attempt to raise additional capital through the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through loans or other debt. We cannot assure that we will have sufficient capital to finance our growth and business operations in the future or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Trend Information

Our target market encompasses the world’s 2.8 billion social media users. We have a strong media reputation in South Asia. In addition, we have more than 119,000 Facebook followers globally. Thousands of people visit our site on a monthly basis.

The Company currently has no sales and limited marketing and/or distribution capabilities. The Company has limited experience in developing, training or managing a sales force and will incur substantial additional expenses if we decide to market any of our current and future products. Developing a marketing and sales force is also time consuming and could delay launch of our future products. In addition, the Company will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies. In addition, the Company has limited capital to devote sales and marketing.

The Company's industry is characterized by rapid changes in technology and customer demands. As a result, the Company's products may quickly become obsolete and unmarketable. The Company's future success will depend on its ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis.

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Item 3.

DIRECTOR, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The directors, executive officers and significant employees of the Company as of December 31, 2017 are as follows:

Name	Position	Age	Term of Office	Full or part time

Executive Officers:
Govinda Giri	Chief Executive Officer	52	9/2013 to present	Full
Swati Dayal	Chief Operations Officer	31	9/2013 to present	Full
Kabindra Sitoula	Chief Marketing Officer	50	7/2014 to present	Full
Mahendar Elda	Chief Technology Officer	48	8/2015 to present	Part
Laxman Pradhan	Interim Chief Financial Officer	54	10/2015 to present	Part

Directors:
Govinda Giri	Director	52	9/2013 to present	Full

GOVINDA GIRI, FOUNDER AND CEO

Govinda Giri - the founder and CEO of Sagoon has studied Economic and Computer Science from Nepal and United States.  He has more than 20 years of working experience in management and IT solutions. His skills also include search engine marketing and product management. Prior to launching Sagoon, he had worked for L3 Communication at Pentagon for 11 years as an IT support engineer in the Department of Army, Pentagon.  In September 2013, he quit his job and started developing the social commerce platform, which became Sagoon.

At Sagoon, Mr. Giri is responsible for deciding the overall direction of the Company and product strategy. His expertise in network design and development of communication tools allows him to fulfill his role of “chief architect” at Sagoon. Additionally, he manages the service and development of Sagoon’s core technology and infrastructure.

Mr. Giri is a Cisco-certified network professional and a Microsoft-certified system engineer, who holds a provisional patent for Random Vector Model Information Relation Method, a core technology developed to resolve computing problems. He has received many awards and accolades due to his contributions to the IT sector.

Born and raised in Nepal, Giri has been based in Washington, DC for over 23 years.

SWATI DAYAL, CO-FOUNDER

Swati Dayal- Co-founder of Sagoon,  has over eight years of experience in web and mobile product design and development. Prior to joining Sagoon in 2014, she worked at Sparx Technologies (located in Noida, India) as a Senior UI/UX designer for Mobile and Web for more than 5 years. Ms. Dayal is Product and Operations Head at Sagoon, and is responsible for developing innovative products; managing operational systems; strategic planning, process and policy; and the successful delivery of the Company’s goals and objectives.

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KABIN SITOULA, CO-FOUNDER

Kabin Sitoula- Co-founder of Sagoon brings over 15 years of experience in finance and marketing in the private sector to his role as Sagoon’s community outreach specialist. Prior to joining Sagoon in 2014, Sitoula worked at Premier Financial Alliance as the qualified field director for more than 4 years. At Sagoon, he is responsible for building market strategies, and raising funds and awareness among the members of the local community. He currently works part-time with the Company and is also a self-employed realtor and insurance agent.

MAHENDAR EDLA, FOUNDING MEMBER

Edla is a leader in the field of Information Technology with more than 20 years of experience in project management with both the US government and the private sector. Prior to joining Sagoon in 2015, he worked as a project manager consultant at Booz Allen from 2014 to 2015, implementing cyber security application for the US government. From May 2013 to May 2014 he worked as Project Manager Consultant with Verizon, from May 2012 to April 2013 he worked as Project Lead Consultant with Fannie Mae. Before that, he worked as a project lead consultant at Library of Congress, US department of Treasury and Veterans Affairs to automate the existing manual process. As Head of Technology at Sagoon, Edla is responsible for the successful execution of the Company’s business mission, overseeing the development of web and mobile products right from inception to deployment. He currently works part-time with the Company and part-time as a consultant for Seaford Consulting Company, implementing applications on Amazon Cloud.

LAXMAN PRADHAN, CPA, INTERIM CFO

Pradhan has more than 15 years of experience in various aspects of corporate taxation and business development. He is currently employed as Tax Manager in the Global Tax Department of Capital One Bank in McLean, Virginia. He is actively involved in tax compliance and provision work. He is responsible for updating and analyzing tax impacts on new state legislative developments and regulations. Prior to joining Capital One, he worked as Assistant Vice President at Chevy Chase Bank from December 2005 to February 2009.  He also served as Senior Tax Accountant at Lockheed Martin Corporation in Bethesda, Maryland. Prior to joining Lockheed Martin, he also worked with Riggs Bank and MCI WorldCom, Inc. in Washington where he was responsible for federal and state tax compliance work.

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DR. SATYAM PRIYADARSHY, ADVISOR

Dr. Satyam Priyadarshy, Ph.D., MBA served as Chief Technology Officer of RKA Enterprises LLC. Dr. Priyadarshy serves as Advisor of VendorStack, Inc. Dr. Priyadarshy has over 20 years of technology expertise and extensive business acumen. Before joining Foodem.com, he served as Chief Knowledge Officer of Network Solutions, LLC. since October 2008. He had Network Solutions a wealth of expertise including strategic, business, and technology consulting. He also co-founded RKR Group, Inc. He has 9+ years of experience at the leading Internet Company (AOL) in various roles. In his last role, he was the co-founder of AOL Research Labs, in the office of the CTO. He has held many academic positions in different continents He held various positions including Senior Research Scientist among others at AOL, a unit of Time Warner, as well as multiple scientific positions at Rutgers, University of Pittsburgh, and The University of Sydney, Australia. He is an adjunct professor at the George Mason University School of Management and serves on the board of India International School, a non-profit organization engaged in enhancing the ancient cultural values of India. He has authored over 30 research papers and his research work has been profiled in many magazines. Dr. Priyadarshy received his MBA from the Pamplin School of Business at Virginia Tech and his Ph.D. from Indian Institute of Technology (IIT), Powai, Bombay (now Mumbai).

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

From its inception in September 2013 to December 31, 2017, Sagoon Inc. has paid the following annualized salaries to its executive officers:

Name	Capacity In Which Compensation Was Received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Govinda Giri	Chief Executive Officer	$60,000	$0	$96,000
Swati Dayal	Chief Operations Officer	$20,822	$0	$20,822
Kabindra Sitoula	Chief Marketing Officer	$36,000	$0	$36,000.00
Mahendar Elda	Chief Technology Officer	$0	$0	$0.00
Laxman Pradhan	Interim Chief Financial Officer	$0	$0	$0.00

Currently, the directors of Sagoon, are not compensated by the Company for their roles as directors. Govinda Giri is currently the sole director of the Company. He is reimbursed for is expenses related to his participation on the board of directors. The Company may choose to compensate the present director in the future, as well as compensate future directors.

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Employment Agreements

As of December 31, 2017 we have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future. A stock incentive program for our directors, executive officers, employees and key consultants may be established in the future.

Employee Stock Incentive Plan

In the future, we may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan have not been determined. Stock options or a significant equity ownership position in Sagoon may be utilized in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of a single director – Govinda Giri. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

Currently, we have established a Board of Directors. We may establish an audit committee, compensation committee, a nominating, governance committee, and other committees in the future. Until such committees are established, the Board of Directors will act upon matters that would otherwise be addressed by such committees.

Item 4.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table reflects Sagoon’s voting securities: The following table sets forth information regarding beneficial ownership of the Company’s management, directors, and holders of 10% or more of any class of our voting securities as of December 31, 2017.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class	Percent of total voting power
Class A Common Stock	Govinda Giri 1980 Teasel Court Woodbridge, VA 22192	2,361,000 Direct Ownership	N/A	100%	99.97%

Class B Common Stock	Laxman Pradhan 16600 Medinah Court Silver Spring, MD 20905	20,000 Direct Ownership	N/A	2%	0%

Class C Common Stock	Laxman Pradhan	1,976
	16600 Medinah Court Silver Spring, MD 20905	Direct ownership	N/A	*	*

* Less than 1%.

Class B Common Stock is non-voting; Class C Common Stock have limited voting rights equal to one tenth(1/10) of one vote per share. Govinda Giri is the only officer holding Class A Common Stock.

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Item 5.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Since inception the Company's Chief Executive Officer and various shareholders have funded operations through loans and personal loans received and the proceeds being remitted to the Company. For loans provided to the Company prior to December 31, 2015, most of these loans do not incur interest and are due upon demand. During the year ended December 31, 2016, the Company received $90,000 in proceeds, for which $15,000 in repayments have been made, which have interest rates varying from 8-12% per annum and maturing at various times in 2017. The remaining proceeds received in 2016 were non-interest bearing. As of December 31, 2017 and 2016, principal amounts due to the Chief Executive Officer and shareholders under the loans were $259,797 and $408,279, respectively. For the non-interest bearing loans, the Company imputed interest expense at 8.0%, the borrowing rate most likely available to them. During the years ended December 31, 2017 and 2016, the Company recorded imputed interest expense related to these loans of $22,158 and $21,393, respectively. Interest expense for the years ended December 31, 2017 and 2016 was $4,800 and $6,000, respectively, with $10,800 and $6,000 in accrued interest due as of December 31, 2017 and 2016, respectively.

During the years ended December 31, 2017 and 2016, the Chief Executive Officer contributed services with a fair market value of $12,000 and $82,000, respectively. The contributed services are recorded as additional consideration over the amounts paid of $136,000 and $36,000 per year to the Chief Executive Officer during the years ended December 31, 2017 and 2016, respectively.

The Company leases office space for its operations under a lease, which has a term of one year or less. Rent expense for the years ended December 31, 2017 and 2016 was $99,939 and $15,059, respectively. During 2017 and 2016, the Company paid $13,000 and $12,000, respectively, to its Chief Executive Officer for rent.

Item 6.

OTHER INFORMATION

Subsequent to December 31, 2017 the Company issued a total of 48,242 shares of its Class C Common stock for gross cash proceeds of $1,109,567.

On March 21, 2018, the Company entered into an Employment Agreement with Govinda Giri, effective as of January 1, 2018.

On January 29, 2018, Laxman Pradhan resigned from his position as Interim Chief Financial Officer and Chief Accounting Officer of Sagoon, effective January 29, 2018.

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Item 7.

FINANCIAL STATEMENTS

SAGOON, INC. AND SUBSIDIARY

TABLE OF CONTENTS

Consolidated Financial Statements as of December 31, 2017 and 2016, and for the years then ended:

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To the Stockholders of

Sagoon, Inc. and Subsidiary

Woodbridge, Virginia

INDEPENDENT AUDITOR’S REPORT

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Sagoon, Inc. and subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

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Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sagoon, Inc. and subsidiary as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has not generated profits since inception, has sustained net losses of $4,558,851 and $624,524 for the years ended December 31, 2017 and 2016, respectively, and has an accumulated deficit of $6,293,560 and $1,744,706 as of December 31, 2017 and 2016, respectively. The Company lacks liquidity to satisfy obligations as they come due and current liabilities exceed current assets by $596,090 and $297,611 as of December 31, 2017 and 2016, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Artesian CPA, LLC

Denver, Colorado

April 20, 2018

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SAGOON, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND 2016

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash	$312,112	$295,383
Total current assets	312,112	295,383

Property and equipment, net	10,295	14,322
Deferred offering costs	-	35,000
Other assets	4,520	4,520
Total assets	$326,927	$349,225

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$173,598	$34,329
Accrued liabilities	114,265	83,437
Notes payable- net of discounts of $6,407 and $0, respectively	360,542	66,949
Related party notes payable	259,797	408,279
Total current liabilities	908,202	592,994

Notes payable - net of discounts of $0 and $10,785, respectively	-	538,715
Convertible debt - net of discounts of $25,028 and $37,380, respectively	84,972	72,620
Total liabilities	993,174	1,204,329

Commitments and contingencies

Stockholders' Deficit:
Common Stock:
Class A Common Stock; par value $0.0001; 2,361,000 shares authorized, issued and outstanding at December 31, 2017 and 2016, respectively	236	236
Class B Common stock; par value $0.0001; 1,639,000 shares authorized, 989,800 issued and outstanding at December 31, 2017 and 2016, respectively	100	100
Class C Common Stock; par value $0.0001; 1,000,000 shares authorized, 232,304 and 8,501 issued and outstanding at December 31, 2017 and 2016, respectively	23	1
Additional paid-in capital	5,792,639	889,265
Subscriptions receivable	(155,688)	-
Accumulated deficit	(6,293,560)	(1,744,706)
Accumulated other comprehensive loss	(9,997)	-
Total stockholders' deficit	(666,247)	(855,104)
Total liabilities and stockholders' deficit	$326,927	$349,225

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

14

SAGOON, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016

Revenues	$-	$-

Cost of revenues	-	-

Gross profit	-	-

Operating expenses:
General and administrative	826,566	270,887
Sales and marketing	391,832	39,313
Research and development	616,338	228,895
Total operating expenses	1,834,736	539,095

Operating loss	(1,834,736)	(539,095)

Other expenses:
Interest expense	(125,886)	(85,429)
Loss on extinguishment of note payable	(2,588,232)	-
Total other expenses	(2,714,118)	(85,429)

Loss before provision for income taxes	(4,548,854)	(624,524)

Provision for income taxes	-	-

Net loss	$(4,548,854)	$(624,524)

Foreign currency translation loss	(9,997)	-

Other comprehensive loss	$(4,558,851)	$(624,524)

Basic and diluted net loss per common share	$(1.30)	$(0.19)
Weighted average shares outstanding - basic and diluted	3,508,681	3,360,880

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

15

SAGOON, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Class A Common Stock		Class B Common Stock		Class C Common Stock		Additional Paid-	Subscriptions	Accumulated	Other Comprehensive	Total Stockholders'
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	in Capital	Receivable	Deficit	Loss	Deficit
December 31, 2015	-	$-	-	$-	-	$-	$726,201	$-	$(1,120,182)	$-	$(393,645)

Allocation of common stock	2,361,000	236	999,800	100	-	-	-	-	-	-	-
Class C common stock issued for cash	-	-	-	-	8,501	1	27,350	-	-	-	27,351
Class B common stock repurchased	-	-	(10,000)	-	-	-	(5,000)	-	-	-	(5,000)
Fair value of officer services	-	-	-	-	-	-	82,000	-	-	-	82,000
Imputed interest on related party notes	-	-	-	-	-	-	21,393	-	-	-	21,393
Beneficial conversion feature	-	-	-	-	-	-	37,321	-	-	-	37,321
Net loss	-	-	-	-	-	-	-	-	(624,524)	-	(624,524)
December 31, 2016	2,361,000	236	989,800	100	8,501	1	889,265	-	(1,744,706)	-	(855,104)

Class C common stock issued for cash	-	-	-	-	96,057	10	2,209,301	(155,688)	-	-	2,053,623
Offering costs	-	-	-	-	-	-	(278,231)	-	-	-	(278,231)
Class C common stock issued for conversion of note payable and accrued interest	-	-	-	-	127,746	12	2,938,146	-	-	-	2,938,158
Fair value of officer services	-	-	-	-	-	-	12,000	-	-	-	12,000
Imputed interest on related party notes	-	-	-	-	-	-	22,158	-	-	-	22,158
Net loss	-	-	-	-	-	-	-	-	(4,548,854)	(9,997)	(4,558,851)
December 31, 2017	2,361,000	$236	989,800	$100	232,304	$23	$5,792,639	$(155,688)	$(6,293,560)	$(9,997)	$(666,247)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

16

SAGOON, INC. AND SUBSIDIARY

 CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,548,854)	$(624,524)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,797	5,536
Fair value of officer services	12,000	82,000
Imputed interest on notes payable	22,158	21,393
Amortization of debt discount	16,730	5,611
Loss on extinguishment of notes payable	2,588,232	-
Changes in operating assets and liabilities:
Accounts payable	139,269	20,399
Accrued liabilities	63,585	60,174
Deferred offering costs	35,000	(51,455)
Net cash used in operating activities	(1,666,083)	(480,866)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,770)	-
Net cash used in investing activities	(1,770)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	2,053,623	27,351
Offering costs paid	(278,231)	-
Repurchases of common stock	-	(5,000)
Proceeds from convertible notes payable	-	110,000
Proceeds from notes payable	146,990	456,000
Repayment of notes payable	(130,490)	(2,000)
Proceeds from related party notes payable	-	234,550
Repayment of related party notes payable	(97,313)	(74,173)
Net cash provided by financing activities	1,694,579	746,728

Cash effects of foreign currency	(9,997)

Increase in cash and cash equivalents	16,729	265,862
Cash and cash equivalents, beginning of year	295,383	29,521
Cash and cash equivalents, end of year	$312,112	$295,383

Supplemental disclosures of cash flow information:
Cash paid for interest	$37,401	$-
Cash paid for income taxes	$-	$-

Non cash investing and financing activities:
Beneficial conversion feature on convertible notes payable	$-	$37,321
Extinguishment of notes payable and accrued interest with Class C Common Stock	$349,926	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

17

SAGOON, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

NOTE 1 - ORGANIZATION AND OPERATIONS

Sagoon, Inc. (the “Company”) was incorporated in the State of Delaware on December 29, 2006 (“Inception”).

The Company is a social media platform, and enables users to make connections, while also, thanks to a revenue sharing model with users, earning money for all the time spent on social media.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Reporting

The accounting policies of the Company are in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) and are presented in United States Dollars (“USD”) using the accrual basis of accounting. Outlined below are those policies considered particularly significant.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. The Company, however, as of December 31, 2017 has incurred cumulative net losses of $6,293,560 since inception and has a working capital deficit of $596,090. The Company currently has limited liquidity and has yet to generate revenues from operations. These factors cause substantial doubt about the Company's ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Management anticipates that the Company will be dependent, for the foreseeable future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Risks and Uncertainties

The Company has a limited operating history and has not generated revenues from our planned principal operations.

The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the U.S. and world economy. A host of factors beyond the Company's control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions, including recession, downturn or otherwise, could have a material adverse effect on the Company's consolidated financial condition and the results of its operations.

See Accompanying Independent Auditor’s Report

18

SAGOON, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

The Company currently has no sales and limited marketing and/or distribution capabilities. The Company has limited experience in developing, training or managing a sales force and will incur substantial additional expenses if we decide to market any of our current and future products. Developing a marketing and sales force is also time consuming and could delay launch of our future products. In addition, the Company will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies. In addition, the Company has limited capital to devote to sales and marketing.

The Company's industry is characterized by rapid changes in technology and customer demands. As a result, the Company's products may quickly become obsolete and unmarketable. The Company's future success will depend on its ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, the Company's products must remain competitive with those of other companies with substantially greater resources. The Company may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, the Company may not be able to adapt new or enhanced products to emerging industry standards, and the Company's new products may not be favorably received. Nor may we have the capital resources to further the development of existing and/or new ones.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The carrying amounts reported in the accompanying consolidated financial statements for current assets and current liabilities approximate the fair value because of the immediate or short-term maturities of the financial instruments.

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs such as quoted prices in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

See Accompanying Independent Auditor’s Report

19

SAGOON, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Level 3 - Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

As of December 31, 2017 and 2016, the Company's cash was considered a level 1 instrument. The Company does not have any level 2 and 3 instruments.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Sagoon India Private Limited, an entity formed on January 12, 2015 under the laws of the nation of India. All significant intercompany transactions have been eliminated in the consolidation.

Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company's common stock equivalents as of December 31, 2017 and 2016 related to convertible notes payable for which the effects would be anti-dilutive.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Deferred Rent

The Company accounts for lease rentals that have either escalating rents or a portion of free rent on a straight-line basis over the life of each lease. This accounting generally results in a deferred liability (for the lease expense) recorded on the consolidated balance sheets. As of December 31, 2017 and 2016, the Company's liability related to such was $19,565 and $3,059, respectively, and included within accrued liabilities on the accompanying consolidated balance sheets.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations.  Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

See Accompanying Independent Auditor’s Report

20

SAGOON, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred.

Research and Development

The Company expenses research and development costs when incurred.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Stock-based Compensation

As of December 31, 2017, the Company has not issued any share-based payments to its employees or third-party consultants. The Company will account for stock options issued to employees and consultants under ASC 718 Compensation-Stock Compensation. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite vesting period.

The Company will measure compensation expense for its non-employee stock-based compensation under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company follows ASC 740, Income Taxes for recording the provision for income taxes. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company includes interest and penalties related to income taxes, including unrecognized tax benefits, within the income tax provision.

The Company's income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

See Accompanying Independent Auditor’s Report

21

SAGOON, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

The Company recognizes windfall tax benefits associated with share-based awards directly to stockholders' equity only when realized. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee's disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), the reporting currency and the functional currency of our U.S. operations. The functional currency for the Company's subsidiary is their local currency in accordance with ASC 830 Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. Related translation adjustments are reported as a separate component of stockholder’s deficit, whereas gains or losses resulting from foreign currency transactions are included in results of operations. At December 31, 2016, the foreign currency translation was immaterial due to the limited amount of assets and liabilities related to our foreign subsidiary. The effect of foreign currency translation gain (loss) has been reflected during the year ended December 31, 2017.

Recently Issued Accounting Guidance

In May 2014, and later amended in August 2015, the Financial Accounting Standards Board (“FASB”) issued new Accounting Standards Update (“ASU”) regarding revenue recognition under GAAP. This new guidance will supersede nearly all existing revenue recognition guidance and is effective for public entities for annual and interim periods beginning after December 31, 2017. Early adoption is permitted for reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact of this new guidance on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this standard are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for a public entity. Early adoption of the amendments in this standard is permitted for all entities and the Company must recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the effect this guidance will have on its consolidated financial statements and related disclosures.

See Accompanying Independent Auditor’s Report

22

SAGOON, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2017 and 2016 consisted of the following:

	December 31, 2017	December 31, 2016
Computers and software	$25,736	$23,966
Furniture	5,000	5,000
Less: Accumulated depreciation	(20,441)	(14,644)
Property and equipment, net	$10,295	$14,322

Depreciation expense for the years ended December 31, 2017 and 2016 was $5,797 and $5,536, respectively.

NOTE 4 - NOTES PAYABLE

Notes Payable

From December 2014 to September 2015, a third party paid $66,949 in payroll related expenditures on behalf of the Company. Under the terms of the verbal agreement, the amounts payable to the third party incur interest at a rate of 24% per annum with the principal and interest compounding on a monthly basis. As of December 31, 2017, the Company owed principal and accrued interest of $66,949 and $48,301, respectively. As of December 31, 2016, the Company owed principal of $66,949 and accrued interest of $32,233. The Company has agreed to various repayment scenarios, however, none have been complied with. Thus, the amounts are considered due on demand. Interest expense for the years ended December 31, 2017 and 2016 was $16,068 and $21,307, respectively.

Commencing on September 1, 2015 and through March 27, 2017, the Company borrowed a total of $296,500 and repaid $30,500 from a third party to be used in operations. Under the terms of the agreement, the note incurs interest at 8.0% per annum and is due on demand. As of December 31, 2016, the Company owed principal and accrued interest of $249,500 and $22,117, respectively. In addition, the Company provided the holder with the right to purchase future shares of common stock at a 25% discount to the then fair market value. The agreement doesn't provide for the number of shares or time table to which the right is available. On March 27, 2017, the Company issued the holder and certain related parties a total of 127,746 shares of Class C common stock based upon a conversion price of $2.80 per Class C common share. The Company valued the shares at $2,938,158 based upon $23 per share, the rate to which Class C common stock was being sold to third parties at the time of conversion. The Company recorded a loss on extinguishment of $2,588,232 which represented the fair market value of the Class C common stock issued in excess of the note and accrued interest of $317,169 ($51,169 of which was to related parties) and $32,757 relieved, respectively.

Commencing on October 28, 2016, the Company borrowed a total of $300,000 from a third party to be used in operations. The Company received proceeds of $288,546, net of closing costs. Under the terms of the agreement, the loan is an interest only loan and incurs interest at 12% per annum with interest due monthly and the principal due October 1, 2018. The loan is secured by real property held by the co-founder. As of December 31, 2017, the Company owed principal of $300,000 and accrued interest of $4,309. As of December 31, 2016, the Company owed principal of $300,000 and accrued interest of $5,710, respectively. Interest expense for the years ended December 31, 2017 and 2016 was $36,000 and $5,710, respectively. The discount is being amortized using the straight-line method over the term of the note payable. During the years ended December 31, 2017 and 2016, the Company amortized $4,378 and $669, respectively, of the discount to interest expense. As of December 31, 2017 and 2016, a discount of $6,407 and $10,785, respectively, remained. The Company has reflected the note payable as long-term as of December 31, 2016 and as a current liability as of December 31, 2017 on the accompanying consolidated balance sheet.

See Accompanying Independent Auditor’s Report

23

SAGOON, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Convertible Notes Payable

During the year ended December 31, 2016, the Company received proceeds of $110,000 related to issuances of convertible notes payable to five holders. The proceeds were used for operations. The convertible notes payable incur interest at 15.0% per annum, due three years from the date of issuance (dates ranging from August to October 2019) and convertible at $2.80 per share of Class C common stock. On the date of issuance, the Company was actively selling shares of its Class C common stock at $3.75 per share. Thus, the Company determined there was a beneficial conversion feature on the date of the issuance. The Company recorded a discount of $37,321 related to the beneficial conversion feature. In addition, the Company paid $5,000 in transaction costs in connection with the convertible notes payable. The discount is being amortizing using the straight-line method over the term of the convertible notes payable. During the years ended December 31, 2017 and 2016, the Company amortized $12,352 and $4,941, respectively, of the discount to interest expense. As of December 31, 2017 and 2016, a discount of $25,028 and $37,380, respectively, remained. Interest expense for the years ended December 31, 2017 and 2016 was $16,500 and $4,640 with $21,140 and $4,640 in accrued interest due as of December 31, 2017 and 2016, respectively.

Related Party Notes Payable

Since inception the Company's Chief Executive Officer and various shareholders have funded operations through loans and personal loans received and the proceeds being remitted to the Company. For loans provided to the Company prior to December 31, 2015, most of these loans do not incur interest and are due upon demand. During the year ended December 31, 2016, the Company received $90,000 in proceeds, for which $15,000 in repayments have been made, which have interest rates varying from 8-12% per annum and maturing at various times in 2017. Various notes are in default based on their maturity dates. The remaining proceeds received in 2016 were non-interest bearing. As of December 31, 2017 and 2016, principal amounts due to the Chief Executive Officer and shareholders under these loans was $259,797 and $408,279, respectively. For the non-interest bearing loans, the Company imputed interest expense at 8.0%, the borrowing rate most likely available to them. During the years ended December 31, 2017 and 2016, the Company recorded imputed interest expense related to these loans of $22,158 and $21,393, respectively. Interest expense for the years ended December 31, 2017 and 2016 was $4,800 and $6,000, respectively, with $10,800 and $6,000 in accrued interest due as of December 31, 2017 and 2016, respectively.

NOTE 5 - STOCKHOLDERS' DEFICIT

Until June 2, 2016, the Company was authorized to issue 4,000,000 shares of $0.0001 par value common stock. On June 3, 2016, the Company amended their articles of incorporation and increased the total amount of authorized shares to 5,000,000 for which three classes of common stock were designated. Class A common stock for which 2,361,000 shares are designated. The Class A common stock have voting rights on a one for one basis. Class B common stock for which 1,639,000 shares are designated. The Class B common stock have no voting rights. Class C common stock for which 1,000,000 shares are designated. The Class C common stock have voting rights equal to one tenth (1/10) of one vote per share.

See Accompanying Independent Auditor’s Report

24

SAGOON, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

During the year ended December 31, 2016, the Company sold 8,501 shares of Class C common stock for net cash proceeds of $27,351.

During the year ended December 31, 2017, the Company sold 96,057 shares of Class C common stock at a per share price of $23 for gross cash proceeds of $2,209,311, for which $155,688 was recorded as a subscription receivable.

The costs associated with the offering of shares are capitalized as other assets. Upon successful issuance, these costs will reduce additional-paid-in capital, or if unsuccessful, recognized as general and administrative expense. During the year ended December 31, 2017, the Company included $278,231 of offering costs as an offset to the proceeds from the sale of Class C shares.

During the year ended December 31, 2016, the Company repurchased 10,000 shares of common stock for $5,000.

During the years ended December 31, 2017 and 2016, the Chief Executive Officer contributed services with a fair market value of $12,000 and $82,000, respectively. The contributed services are recorded as additional consideration over the amounts paid of $136,000 and $36,000 per year to the Chief Executive Officer during the years ended December 31, 2017 and 2016, respectively.

See Note 4 for discussion related to imputed interest and conversion of note into shares of Class C common stock.

NOTE 6 - INCOME TAXES

The provision for income taxes consisted of the following for the years ended December 31, 2017 and 2016:

	2017	2016
Income tax benefit attributable to:
Net loss	$(1,228,191)	$(212,338)
Permanent differences	729,838	37,061
Valuation allowance	498,353	175,277
Net provision for income tax	$-	$-

Net deferred tax assets consisted of the following components as of December 31, 2017 and 2016:

	2017	2016
Deferred tax asset attributable to:
Net operating loss carryover	$973,779	$475,426
Valuation allowance	(973,779)	(475,426)
Net deferred tax asset	$-	$-

During the years ended December 31, 2017 and 2016, the valuation allowance increased by $498,353 and $175,277, respectively.  At December 31, 2017, the Company had approximately $3,244,000 of federal and state gross net operating losses available. The net operating loss carry forward, if not utilized, will begin to expire in 2034 for federal and state purposes.

See Accompanying Independent Auditor’s Report

25

SAGOON, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

Based on the available objective evidence, including the Company’s limited operating history and current liabilities in excess of assets, management believes it is more likely than not that the net deferred tax assets at December 31, 2017 and 2016, will not be fully realizable. Due to the uncertainty surrounding realization of the deferred tax asset, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2017 and 2016.

The Company files income tax returns in the U.S. and Indian jurisdiction. Income tax returns filed for fiscal years 2013 and earlier are not subject to examination by U.S. federal state tax authorities. Income tax returns for fiscal years 2014 through 2017 remain open to examination by tax authorities in the U.S. and India. The Company believes that it has made adequate provisions for all income tax uncertainties pertaining to these open tax years.

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the Tax Act) was enacted into law and the new legislation contains several key tax provisions that affected us, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. We are required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring our U.S. deferred tax assets and liabilities as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Consulting

During December 2016, the Company entered into an agreement for placement and advisory services related to the Company’s offering. The Company was obligated to pay a monthly fee of $15,000 for five months for these services commencing in March 2017. The contract was ultimately mutually terminated with no additional consideration required.

Operating Lease

During December 2016, the Company entered into a non-cancelable operating lease agreement to lease office space in India. The Company received the first 5 months free, thus, accrued rent of $19,565 and $3,059 is recorded as of December 31, 2017 and 2016, respectively. Future annual minimum payments for the non-cancellable lease as of December 31, 2017 are as follows:

Years ending December 31:

2018	85,094
2019	81,363
$166,457

See Accompanying Independent Auditor’s Report

26

SAGOON, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

The Company leases office space for its operations under a lease which has a term of one year or less. Rent expense for the years ended December 31, 2017 and 2016 was $99,939 and $15,059, respectively. During 2017 and 2016, the Company paid $13,000 and $12,000, respectively, to its CEO for rent.

NOTE 8 - RELATED PARTY TRANSACTIONS

See Notes 4, 5, and 7 for discussion of transactions with related parties.

NOTE 9 - SUBSEQUENT EVENTS

Subsequent to December 31, 2017 the Company issued a total of 48,242 shares of its Class C Common stock for gross cash proceeds of $1,109,567.

The Company has evaluated events subsequent to the filing date and has determined that no events, other than those disclosed above, have occurred that would materially affect the consolidated financial statements above.

See Accompanying Independent Auditor’s Report

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Item 8.

EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1	Amended and Restated Underwriting and Placement Agent and Advisory Services Agreement (1)
2	Amended and Restated Bylaws (2)
4	Form of Subscription Agreement (3)
6.1	Investment Agreement between Sagoon Inc. and Sagoon, LLC (4)
6.2	Employment Agreement between Sagoon Inc. and Govinda Giri dated January 1, 2018 (5)
6.3	Lease agreement between Vatika Ltd., Vatika I.T. Parks Private Limited and Sagoon India Pvt. Ltd. dated January 5, 2017 (6)
8	Escrow Agreement (7)
12	Opinion of KHLK LLP (8)
13	Testing the Waters Materials (9)

(1)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-10635 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1639953/000114420417033032/v469199_ex1.htm
(2)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-10635 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1639953/000114420417032393/v468671_ex2.htm
(3)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-10635 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1639953/000114420417002868/v456646_ex4.htm
(4)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-10635 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1639953/000114420417002868/v456646_ex6.htm
(5)	Filed with this Form 1-K.
(6)	Filed with this Form 1-K.
(7)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-10635 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1639953/000114420417037373/v471033_ex8.htm
(8)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-10635 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1639953/000114420417002868/v456646_ex12.htm
(9)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-10635 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1639953/000114420417000076/v455995_ex13.htm

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbridge, State of Virginia, on April 25, 2018.

Sagoon Inc.

By: /s/ Govinda Giri
Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons in the capacities and on the dates indicated.

By: /s/ Govinda Giri
Govinda Giri
Chief Executive Officer and Sole Director
April 25, 2018

By: /s/ Govinda Giri
Govinda Giri
Interim Chief Financial Officer and Chief Accounting Officer
April 25, 2018

29